EXHIBIT 12.6

JERSEY CENTRAL POWER & LIGHT COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Jan. 1-	Nov. 7-	Year Ended December 31,
	Nov. 6, 2001	Dec. 31, 2001	2002	2003	2004
	Restated	Restated	Restated	Restated	Restated	2005

EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$31,560	$29,525	$248,357	$64,277	$107,626	$182,986
Interest and other charges, before reduction for
amounts capitalized	96,836	17,116	101,647	96,290	86,111	85,519
Provision for income taxes	1,850	20,420	184,111	48,609	97,205	135,846
Interest element of rentals charged to income (a)	3,913	124	3,239	5,374	7,589	7,091
Earnings as defined	$134,159	$67,185	$537,354	$214,550	$298,531	$411,442

FIXED CHARGES AS DEFINED IN REGULATION S-K:
Interest on long-term debt	$77,205	$14,234	$92,314	$87,681	$80,840	$74,929
Other interest expense	10,536	1,277	(1,361)	3,262	5,271	10,590
Subsidiary’s preferred stock dividend requirements	9,095	1,605	10,694	5,347	-	-
Interest element of rentals charged to income (a)	3,913	124	3,239	5,374	7,589	7,091
Fixed charges as defined	$100,749	$17,240	$104,886	$101,664	$93,700	$92,610

CONSOLIDATED RATIO OF EARNINGS TO FIXED
CHARGES	1.33	3.90	5.12	2.11	3.19	4.44

(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

EXHIBIT 12.6

JERSEY CENTRAL POWER & LIGHT COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES PLUS
PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)

	Jan. 1-	Nov. 7-	Year Ended December 31,
	Nov. 6, 2001	Dec. 31, 2001	2002	2003	2004
	Restated	Restated	Restated	Restated	Restated	2005
	(Dollars in thousands)

EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$31,560	$29,525	$248,357	$64,277	$107,626	$182,986
Interest and other charges, before reduction for
amounts capitalized	96,836	17,116	101,647	96,290	86,111	85,519
Provision for income taxes	1,850	20,420	184,111	48,609	97,205	135,846
Interest element of rentals charged to income (a)	3,913	124	3,239	5,374	7,589	7,091
Earnings as defined	$134,159	$67,185	$537,354	$214,550	$298,531	$411,442

FIXED CHARGES AS DEFINED IN REGULATION S-K PLUS
PREFERRED STOCK DIVIDEND REQUIREMENTS
(PRE-INCOME TAX BASIS):
Interest on long-term debt	$77,205	$14,234	$92,314	$87,681	$80,840	$74,929
Other interest expense	10,536	1,277	(1,361)	3,262	5,271	10,590
Preferred stock dividend requirements	13,642	2,303	9,230	5,235	500	500
Adjustments to preferred stock dividends to state on a
pre-income tax basis	272	483	(1,085)	(85)	452	371
Interest element of rentals charged to income (a)	3,913	124	3,239	5,374	7,589	7,091
Fixed charges as defined plus preferred stock
dividend requirements (pre-income tax basis)	$105,568	$18,421	$102,337	$101,467	$94,652	$93,481
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS
(PRE-INCOME TAX BASIS)	1.27	3.65	5.25	2.11	3.15	4.40

(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.